EXHIBIT 99.1

[GENCORP INC. LOGO]

News Release

Investor Contact:	Yasmin Seyal senior vice president & chief financial officer 916-351-8585

Press Contact:	Linda Beech Cutler vice president, corporate communications 916-351-8650

Sequa Contact:	Linda Kyriakou vice president, corporate communications 212-986-5500

For Immediate Release

GenCorp’s Aerojet Subsidiary Completes Acquisition
of Atlantic Research Propulsion

SACRAMENTO, Calif., — October 17, 2003 — GenCorp Inc. (NYSE: GY) announced today that its subsidiary, Aerojet-General Corporation (Aerojet), has completed the acquisition of substantially all of the assets related to the propulsion business of Atlantic Research Corporation (ARC), a subsidiary of Sequa Corporation (NYSE:SQAA). GenCorp’s agreement to acquire ARC’s propulsion business was announced in a press release on May 5, 2003. Aerojet has also entered into a long-term agreement to provide propellant to ARC Automotive, Sequa’s airbag inflator operation. The airbag inflator business is not included in the sale to Aerojet.

ARC is a leading developer and manufacturer of advanced solid rocket propulsion systems, gas generators and auxiliary rocket motors for both space and defense applications.

     The Federal Trade Commission (FTC) approved the transaction on October 16, 2003 under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The $133 million cash purchase was funded from the proceeds of a senior subordinated notes offering completed in August 2003.

     With the acquisition, Aerojet becomes the second leading provider in the $1.3 billion domestic solid propulsion marketplace and a market leader in the tactical missile propulsion segment of that market.

     Headquartered and with operations in Gainesville, Virginia, ARC’s propulsion and defense business also has facilities in Orange County, Virginia; Camden, Arkansas; Vernon, California; Clearfield, Utah; Niagara, New York; and the United Kingdom. As a condition to the FTC’s approval of the acquisition, Aerojet will be divesting the former ARC in-space propulsion business operated out of the facilities located in New York and the United Kingdom. The remaining locations, with approximately 900 employees, will operate as integrated components of Aerojet.

     Aerojet, headquartered in Sacramento, California, is a world-recognized aerospace and defense leader principally serving the missile and space propulsion, and defense and armaments markets. GenCorp Inc. is a technology-based manufacturer with operations in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, please visit www.aerojet.com and www.GenCorp.com.

     Sequa Corporation is a diversified manufacturer with eight discrete business units organized around five operating segments: aerospace, automotive, metal coating, specialty chemicals, and other products. For more information, please visit www.sequa.com.

     This press release contains “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected depending on factors such as business climate, economic and competitive uncertainties, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. Forward-looking statements in this document should be evaluated together with the many factors that affect GenCorp’s business as described in more detail in GenCorp’s Form 10-K for the year ended November 30, 2002, and GenCorp’s subsequent and other periodic filings with the Securities and Exchange Commission.

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